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                                 Tellurian, Inc.
                                      300 K
                                 Route 17 South
                            Mahwah, New Jersey 07430
                                 (201) 529-0939


                                January 23, 1998

To the Company's Warrant Holders:

                  Tellurian, Inc. is making an exchange offer to the holders of its outstanding redeemable Common Stock Purchase Warrants. According to information in our possession, you reside in a state in which the Company is unable to make the offer unless you can demonstrate to the satisfaction of the Company certain specific criteria for exemption set forth in applicable state securities laws. If you believe you can satisfy such criteria for exemption, then please contact Tellurian and ask for the undersigned. If you qualify, a Company's letter of transmittal and Definitive Prospectus dated December 18, 1997, as supplemented January 23, 1998 (the "Prospectus") can be sent to you. The Prospectus is a part of a Registration Statement which has become effective and pertains to the Company's Warrants which you now hold.

                                           Very truly yours,

                                           TELLURIAN, INC.

                                           Michael Hurd, Vice-President
                                           of Administration and Finance